Exhibit 99.1

BioPharmX Announces 1-for-12 Reverse Stock Split

Merger Transaction Expected to Close on May 18, 2020

CAMPBELL, Calif., May 15, 2020 /PRNewswire/ — BioPharmX Corporation (NYSE American: BPMX) (“BioPharmX” or the “Company”), a specialty pharmaceutical company focused on developing innovative medical dermatology products, today announced that, in anticipation of closing its merger with Timber Pharmaceuticals, it will effect a 1-for-12 reverse stock split of its outstanding common stock. The reverse stock split is expected to be effective for trading purposes as of the commencement of trading on Tuesday, May 19, 2020.

The reverse stock split is intended to increase the per share trading price of BioPharmX common stock in order to meet NYSE American Listing Requirements which will require, among other things, a $2.00 per share price, post-split, upon the closing of the merger. Upon the closing of the merger, which is expected to occur on Monday, May 18, 2020, BioPharmX will change its name to Timber Pharmaceuticals, Inc. and its common stock is expected to begin trading on the NYSE American on Tuesday, May 19, 2020 on a post reverse stock split basis under the symbol “TMBR” under a new CUSIP number 887080109.

As a result of the reverse stock split, every twelve pre-split shares of common stock outstanding will become one share of common stock. The par value of the common stock will remain unchanged at $0.001 per share after the reverse stock split. The reverse stock split will not change the authorized number of shares of the Company’s common stock. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in some stockholders owning a fractional share. In that regard, no fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on Monday’s closing price of the Company’s common stock as reported on the NYSE American. The reverse stock split will also apply to common stock issuable upon the exercise of BioPharmX’s outstanding warrants and stock options, with a proportionate adjustment to the numbers of shares which can be purchased upon the exercise of the warrants and stock options and the exercise prices thereof, and under the Company’s equity incentive plans.

On May 13, 2020, the holders of a majority of the Company’s outstanding shares of common stock approved the reverse stock split and gave the Company’s board of directors discretionary authority to select a ratio for the split ranging from 1-for-5 to 1-for-25. The board of directors approved the reverse stock split at a ratio of 1-for-12 on May 15, 2020.

Computershare Trust Company, N.A. is acting as the exchange agent and transfer agent for the reverse stock split. Stockholders holding their shares in book-entry form or in brokerage accounts need not take any action in connection with the reverse stock split. Beneficial holders are encouraged to contact their bank, broker or custodian with any procedural questions.

About BioPharmX Corporation

BioPharmX Corporation (NYSE American: BPMX) is a specialty pharmaceutical company focused on developing prescription products utilizing its proprietary HyantX Topical Delivery System for dermatology indications. To learn more about BioPharmX, visit www.BioPharmX.com.

About Timber Pharmaceuticals LLC

Timber is a privately held biopharmaceutical company focused on the development and commercialization of treatments for orphan dermatologic diseases. The company’s investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing and control) and safety profiles. Timber is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI), tuberous sclerosis complex (TSC), and localized scleroderma. For more information, visit https://www.timberpharma.com/.

Forward-Looking Statements

This press release contains forward-looking statements based upon BioPharmX’s and Timber’s current expectations. This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. BioPharmX and Timber have based these forward-looking statements largely on their then-current expectations and projections about future events, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond each of BioPharmX’s and Timber’s control, and actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) whether the NYSE American will continue to list the common shares of BioPharmX following the merger; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (v) whether the combined business of Timber and BioPharmX will be successful; and (vi) those risks detailed in BioPharmX’s most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and subsequent reports filed with the SEC, as well as other documents that may be filed by BioPharmX from time to time with the SEC (including the proxy statement/prospectus and the supplement). Accordingly, you should not rely upon forward-looking statements as predictions of future events. Neither BioPharmX nor Timber can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, BioPharmX and Timber undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For further information, contact:

BioPharmX Corporation

Steven Bosacki

Chief Executive Officer

650-238-9395

sbosacki@biopharmx.com

Timber Pharmaceuticals LLC

John Koconis

Chief Executive Officer

jkoconis@timberpharma.com

PCG Advisory Inc.

Stephanie Prince

Managing Director

646-762-4518

sprince@pcgadvisory.com